Exhibit 99.1

By Electronic Delivery to: prahimi@borealisfoods.com

March 2, 2026

Ms. Pouneh V. Rahimi

Chief Legal Officer

Borealis Foods Inc.

1540 Cornwall Rd., Suite 104

Oakville, ON L6J 7W5

Re:	Borealis Foods Inc. (the “Company”) Nasdaq Symbol: BRLS

Dear Ms. Rahimi:

On January 12, 2026, Staff notified the Company that it did not comply with Listing Rule 5620(a) (the “Rule”), which requires that it hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end. Based on our review of the materials submitted on January 26, 2026, Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

As stated in the Company’s plan of compliance, the inability to hold an annual meeting arose from the Company’s financial condition. According to the Submission, the Company is actively pursuing financing and expects to hold its annual meeting by the end of May 2026.

Staff has determined to grant the Company an extension until May 31, 2026 to regain compliance with the Rule by holding an annual meeting of shareholders. At the annual meeting, shareholders must be afforded the opportunity to discuss Company affairs with management and, if required by the Company’s governing documents, to elect directors. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at +1 202 4415613.

Sincerely,

/s/ Ellen Ignacio

Ellen Ignacio

Listing Analyst

Nasdaq Listing Qualifications